Exhibit 10.19

Summary of Board of Directors’ Compensation

Any member of our board of directors who is also an employee of Fieldstone Investment Corporation or any of its subsidiaries will not receive any additional compensation for serving on our board.

Independent directors of Fieldstone Investment Corporation are paid the following fees:

Annual retainer	$40,000 ($50,000 per annum for the Chairman of the Board)

Annual retainer for committee chair	$5,000 ($10,000 per annum for the Audit Committee chair)

Fee for each board and committee meeting attended in person	$2,500 ($5,000 per meeting for the Chairman of the Board or the Chair of the Committee)

Fee for each board and committee meeting attended telephonically	$1,250 ($2,500 per meeting for the Chairman of the Board or the Chair of the Committee)

Non-employee directors are reimbursed for their reasonable travel expenses incurred in connection with their attendance at board meetings and committee meetings and in connection with their participation in conferences and training related to their duties as directors.